                          MAJOR STOCKHOLDERS' AGREEMENT

         THIS MAJOR STOCKHOLDERS' AGREEMENT (the "Agreement") is made and entered into this 14th day of April, 1998, by and among Giant Industries, Inc., a Delaware corporation ("Giant"), Holly Corporation, a Delaware corporation ("Holly"), James E. Acridge ("Acridge"), Lamar Norsworthy ("Norsworthy"), Nona Barrett, NBN Capital Limited Partnership, a Texas limited partnership, Betty Simmons East Texas Trust, Margaret Simmons East Texas Trust, Suzanne Simmons East Texas Trust, Betty Simmons Nueces County Trust, Margaret Simmons Nueces County Trust and Suzanne Simmons Neuces County Trust (such parties other than Giant and Holly are collectively referred to as the "Stockholder Parties," and such parties other than Giant, Holly and Acridge are collectively referred to as the "Norsworthy Group").

                                    RECITALS

         A. Giant and Holly have simultaneously entered into an Agreement and Plan of Merger, dated April 14, 1998 (such agreement as it hereafter may be amended in accordance with its terms, the "Merger Agreement"), pursuant to which Holly has agreed to merge with and into Giant with Giant as the surviving corporation (the "Surviving Corporation") on the terms and subject to the conditions set forth therein (the "Merger").

         B. Each of the Stockholder Parties owns shares of the common stock of Holly or Giant, as the case may be, equal to more than 1% of the respective issued and outstanding shares of the common stock of Holly or Giant, which ownership is reflected on Schedule I attached hereto.

         C. After giving effect to the Merger, Acridge and the Norsworthy Group will own approximately 11.8% and 15.0%, respectively, of the issued and outstanding capital stock of the Surviving Corporation without consideration of any options, warrants or other rights to acquire capital stock of the Surviving Corporation. In addition, among other things, (i) Acridge and Norsworthy will serve as Co-Chairmen of the Board and be Co-Chief Executive Officers acting together as the Office of the Chief Executive Officer, and (ii) there will be an equal number of G Directors and H Directors on the Surviving Corporation's Board of Directors pursuant to the Surviving Corporation's Bylaws.

         D. As a condition to the Merger, the parties desire to (i) enter into a binding voting agreement among the Stockholder Parties with respect to the Merger and concerning voting by the Stockholder Parties as stockholders of the Surviving Corporation on certain matters following the Merger, and (ii) provide for a mechanism to resolve any deadlocked disputes between Acridge, on the one hand, and Norsworthy, on the other hand, in the fulfillment of their respective obligations and duties to the Surviving Corporation.

         E. This Agreement is the Major Stockholders' Agreement referenced in the Merger Agreement.

         NOW, THEREFORE, in consideration of the Merger and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


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                              TERMS AND CONDITIONS

                                    SECTION 1
                                   DEFINITIONS

         1.01 DEFINITIONS. In addition to the various words and phrases defined throughout this Agreement, the following terms shall have the meanings set forth in this Section 1.01:

                  (a) "Acridge Stock Interest" means the entire Stock Interest owned at the relevant time by Acridge and his Affiliate Transferees.

                  (b) "Affiliate Transferee" means with respect to any transferor (i) any person directly or indirectly controlling, controlled by or under common control with such transferor ("Control Persons"); (ii) individuals ("Family Members") who are related by blood or marriage to the transferor or a Control Person of the transferor; (iii) entities that are controlled by any such Family Member; and (iv) entities in which the transferor, one or more Control Persons, or one or more Family Members have a material interest, but shall not include Giant, Holly or the Surviving Corporation with respect to any treasury stock acquired from any person.

                  (c) "Control Arrangements" means: (i) the establishment of the positions for Acridge and Norsworthy of Co-Chairmen of the Board and the designation of each as Co-Chief Executive Officer acting together as the Office of the Chief Executive Officer; (ii) the equal number of G Directors and H Directors on the Surviving Corporation's Board of Directors; (iii) the voting agreements described in Section 2 of this Agreement; and (iv) the provisions of the Restated Certificate of Incorporation and Bylaws of the Surviving Corporation reflecting any of the foregoing.

                  (d) "Deadlock Resolution Proceedings" means the proceedings described in Section 3.02 hereof.

                  (e) "Disputed Matter" means any matter upon which Acridge and Norsworthy are unable to agree and which causes either of them to believe that the Control Arrangements are not meeting their objectives to enhance the overall competitive and strategic position of the Surviving Corporation and to otherwise serve the best interests of the Surviving Corporation and its stockholders.

                  (f) "Effective Date" means the date of this Agreement.

                  (g) "Norsworthy Group Stock Interest" means the entire Stock Interest owned at the relevant time by all members of the Norsworthy Group and his Affiliate Transferees.

                  (h) "Purchase Price" of the Subject Stock Interest shall mean the per share price set forth in the Offer to Sell or Purchase, multiplied by the number of shares of equity securities comprising the Subject Stock Interest to be sold or purchased as provided in Section 3.02 hereof.


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                  (i) "Standstill Period" means any period during which (i) a
Disputed Matter is referred to the Board of Directors as provided in Section
3.01 hereof, and for an additional five days thereafter, or (b) a Deadlock Resolution Proceeding is pending pursuant to Section 3.02 hereof.

                  (j) "Stock Interest" means the entire right, title and interest of a party in and to any equity securities of the Surviving Corporation, including shares of common stock or preferred stock held or otherwise beneficially owned from time to time by a party and any other securities convertible into or exchangeable for equity securities of the Surviving Corporation, but shall not include any unexercised options, warrants or similar rights or any equity securities allocated to the account of a party under an employee stock ownership plan unless the same may be distributed to the party upon his resignation as an officer and director of the Surviving Corporation without penalty under the Internal Revenue Code or other applicable laws.

                  (k) "Subject Stock Interest" means the number of shares of the stock of the Surviving Corporation required to be purchased or sold as determined pursuant to Section 3.02(b).

                                    SECTION 2
                                VOTING AGREEMENTS

         2.01 VOTE WITH RESPECT TO MERGER. Each Stockholder Party shall vote all of the shares of the common stock of Giant or Holly, as the case may be, owned by such Stockholder Party at every meeting of stockholders of Giant or Holly, as the case may be, and at every adjournment thereof, (i) in favor of approval of the Merger and any matter that could reasonably be expected to facilitate the Merger and (ii) against any proposal for any recapitalization, merger, sale of assets or business combination (other than the Merger) or any other action or agreement that could reasonably be expected to hinder the Merger or would result in a breach of any covenant contained in the Merger Agreement. Nothing herein limits the exercise of fiduciary duties of a Stockholder Party in his or her capacity as a director of Giant or Holly.

         2.02 VOTE WITH RESPECT TO DIRECTORS AND AMENDMENTS TO BYLAWS. After the Effective Time (as defined in the Merger Agreement), each Stockholder Party shall vote all of the stock of the Surviving Corporation owned by such Stockholder Party whether acquired before, pursuant to or after the Merger at each stockholders meeting of the Surviving Corporation (i) for each of the directors of the Surviving Corporation who is nominated by the Board of Directors of the Surviving Corporation pursuant to the terms of Section 12 of
Article III of the Surviving Corporation's Bylaws as in effect as of the Effective Time and (ii) against any amendment to the Bylaws or the Certificate of Incorporation of the Surviving Corporation that is not proposed by the "entire Board of Directors," as such term is defined in Section 3 of Article IX of the Bylaws of the Surviving Corporation as in effect as of the Effective Time.

         2.03. RIGHTS AND OBLIGATIONS APPLICABLE TO AFFILIATE TRANSFEREES. Any Stockholder Party proposing to transfer shares of Holly or Giant currently owned or shares of the Surviving Corporation after the Effective Time to an Affiliate Transferee shall notify the proposed Affiliate


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Transferee of the terms of this Agreement, shall promptly notify all other parties to this Agreement of the proposed transfer and shall, prior to the proposed transfer, require such Affiliate Transferee to sign an addendum to this Agreement becoming a party hereto. Holly and Giant will use their best efforts to cause the Surviving Corporation to not recognize any proposed transfer on the books and records of the Surviving Corporation made in contravention to this
Section 2.03 and any such proposed transfer shall be deemed ineffective. The terms of this Agreement, including provisions of this Section 2.03 with respect to subsequent transfers and rights to notice of transfers, shall apply fully to any person who is an Affiliate Transferee. Except as set forth in the preceding sentences of this Section 2.03, parties to this Agreement and Affiliate Transferees shall not be restricted by this Agreement with respect to any transfer (including any pledge) to any person of shares of the stock of Holly, Giant or the Surviving Corporation.


                                    SECTION 3
                         DEADLOCK RESOLUTION AGREEMENTS

         3.01 ADVICE OF THE BOARD. If, at any time after the 15th month following the Effective Time, either Acridge or Norsworthy believes that the Control Arrangements are not meeting their objectives to enhance the overall competitive and strategic position of the Surviving Corporation and to otherwise serve the best interests of the Surviving Corporation and its stockholders, and they are unable to resolve their differences through private discussion, either may call a special meeting of the Board of Directors (the "Special Meeting") for the sole purpose of considering the Disputed Matters.

              (a) Procedures. Notwithstanding the provisions of the Surviving Corporation's Bylaws: (i) the notice for the Special Meeting shall be given at least 10 days prior to the meeting, (ii) the notice shall specifically state that the meeting is being called to discuss one or more Disputed Matters, (iii) a quorum for the meeting shall be at least three of the H Directors and three of the G Directors, and (iv) the meeting shall be chaired jointly by a representative of each such category of directors. Acridge and Norsworthy may, but are not obligated to, reduce the nature of any Disputed Matter to writing and provide the same to the Board of Directors in advance of the Special Meeting; provided that if either elects to do so, he shall provide a copy of such writing in advance to the other at least two days before sending the same to the other members of the Board.

              (b) Presentations by Acridge and Norsworthy. At the Special Meeting, both Acridge and Norsworthy shall have the opportunity to present fully and fairly the Disputed Matters for consideration by the Board of Directors. The Board of Directors shall discuss the Disputed Matters in good faith and consistent with its fiduciary obligations, and may meet to do so privately, without Acridge and Norsworthy or without either of them. The Board of Directors may continue the Special Meeting one or more times if necessary for adequate deliberation of any Disputed Matter for any reasonable period of time.

              (c) Board Action. At the Special Meeting or any continuation thereof permitted by Section 3.01(b), the Board shall provide to Acridge and Norsworthy its advice and


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

recommendations or decisions, and, if the Board is unable to agree on a recommended course of action, it shall so state and the individual members of the Board shall each inform Acridge and Norsworthy of their opinion on the Disputed Matters.

                  (d) Intent. It is the intent of Acridge and Norsworthy that the process described in this Section 3.01 be conducted in a fair and impartial manner with the best interests of the Surviving Corporation and its stockholders as the guiding factor. To that end, if a Disputed Matter is submitted to the Board, Acridge and Norsworthy agree that they will not contact or communicate with the other Board members ex parte or outside of the contacts and communications contemplated by this Section 3.01 unless either believes in his good faith judgment that such contacts or other communications are required in the exercise of his fiduciary duties. Further, to ensure the maximum effectiveness of this process, the Board may adopt whatever procedures and may consult with whatever professionals and advisers it deems necessary or appropriate to provide informed advice and decisions and to make informed recommendations to Acridge and Norsworthy.

                  (e) Consideration of Board Action. Acridge and Norsworthy each agree to consider the advice, recommendations or decisions of the Board in good faith and without any pre-conceived determinations. Notwithstanding the foregoing, (i) after five days following the communications described in Section 3.01(c), or (ii) if no Special Meeting is in fact held as provided in Section 3.01(a) or within five days following the Special Meeting no communications under Section 3.01(c) are made by the Board to Acridge and Norsworthy, and either of them in his sole discretion remains dissatisfied with the Disputed Matter, he shall have the right to implement the Deadlock Resolution Proceedings described in Section 3.02.

                  (f) Successive Application. Unless the Deadlock Resolution Proceedings are invoked with respect to any Disputed Matter, the provisions of this Section 3.01 shall apply successively to all Disputed Matters whenever arising.

         3.02     DEADLOCK RESOLUTION PROCEEDINGS.

                  (a) Purpose. This Section 3.02 sets forth a procedure pursuant to which either Acridge or Norsworthy can, if either determines that there are Disputed Matters that cannot be otherwise resolved, obtain an efficient and businesslike termination of the Control Arrangements through making an offer to the other that results in a choice for such other as to the means whereby the Control Arrangements are terminated. For purposes of this Section 3.02, the term "Offeror Group" shall, if the Offeror (as defined in Section 3.02(b)) is Norsworthy, refer to each member of the Norsworthy Group and any Affiliate Transferees having a relationship to one or more members of the Norsworthy Group and, if the Offeror is Acridge, such term shall refer to Acridge and any Affiliate Transferee having a relationship to Acridge. The term "Offeree Group" shall, if the Offeree (as defined in Section 3.02(b)) is Norsworthy, refer to each member of the Norsworthy Group and any Affiliate Transferees having a relationship to one or more members of the Norsworthy Group and, if the Offeree is Acridge, such term shall refer to Acridge and any Affiliate Transferee having a relationship with Acridge. If there is an election under clause (i) or clause
(ii) of Section 3.02(d) below, the one of the

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Offeror Group or the Offeree Group that becomes the purchaser as a result of such election is referred to as the "Purchasing Group," and the one of the Offeror Group or the Offeree Group that becomes the seller as a result of such election is referred to as the "Selling Group."

                  (b) Offer to Sell or Purchase. At any time after the time period set forth in Section 3.01(e), either Acridge or Norsworthy (the "Offeror") may make to the other (the "Offeree") an offer to sell or to purchase a Stock Interest as set forth in this Section 3.02. The offer described in this
Section 3.02(b) is referred to hereinafter as an "Offer to Sell or Purchase." If the Offer to Sell or Purchase is delivered by Acridge, the Stock Interest he must propose to sell is the Acridge Stock Interest, and the Stock Interest he must propose to purchase is the amount equal to the lesser in number of the Acridge Stock Interest or the Norsworthy Group Stock Interest. If the Offer to Sell or Purchase is delivered by the Norsworthy Group, the Stock Interest the Norsworthy Group must propose to sell is the amount equal to the lesser in number of the Norsworthy Group Stock Interest or the Acridge Stock Interest, and the Stock Interest the Norsworthy Group must propose to purchase is the Acridge Stock Interest. The Offer to Sell or Purchase shall simultaneously be delivered by the Offeror to the Offeree, the Surviving Corporation by delivery of the same to the corporate secretary and to each member of the Board of Directors at his or her last known address in the records of the Surviving Corporation. Once given, the Offer to Sell or Purchase may not be revoked or altered by the Offeror.

                  (c) Contents of Offer to Sell or Purchase. The Offer to Sell or Purchase shall include the following:

                      (i) The per share price (which must be paid in full in cash at the closing) at which the Offeror offers to sell or purchase the Subject Stock Interest (which must be the same price);

                      (ii) Evidence of the Offeror Group's ability to fund the Purchase Price, assuming that as a result of the Offer to Sell or Purchase the Offeror Group was required to purchase the Subject Stock Interest from the Offeree Group, including specifically a financing commitment if the Offeror Group would borrow the necessary funds together with documentation evidencing the escrow of funds (or equivalent security in the form of an irrevocable letter of credit or other comparable instrument) in an amount equal to ten percent (10%) of the Purchase Price (the "Earnest Money Deposit") as earnest money to secure the Offeror Group's obligation to pay the Purchase Price in the event that the Offeree Group elects to sell the Subject Stock Interest to the Offeror Group pursuant to the Offer to Sell or Purchase;

                      (iii) A form of a complete and mutual release to be delivered by the Offeror, the Offeree and the Surviving Corporation at closing of a purchase transaction; and

                      (iv) Such other material terms for the purchase and sale of the Subject Stock Interest deemed relevant by the Offeror and not inconsistent with this Agreement.

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Each of the instruments and documents referred to above shall be in commercially reasonable form and shall be prepared in good faith by the Offeror. The Offer to Sell or Purchase may not require performance by any person other than Acridge and the Norsworthy Group, any Affiliate Transferees, and any party required to act under the Earnest Money Deposit arrangement. The Selling Group shall be obligated to convey the Subject Stock Interest to the Purchasing Group free and clear of any liens, claims or encumbrances and the Offer to Sell or Purchase shall so provide.

                  (d) Response. The Offeree shall elect in writing, as soon as reasonably possible but not more than 60 days after his receipt of the Offer to Sell or Purchase, either:

                      (i) To resign all positions then held with the Surviving Corporation, including as a director, effective as of the closing and to cause the sale of the Subject Stock Interest to the Offeror Group in accordance with the terms of the Offer to Sell or Purchase; or

                      (ii) To cause the purchase from the Offeror Group of the Subject Stock Interest in accordance with the terms of the Offer to Sell or Purchase; or

                      (iii) To resign all positions then held with the Surviving Corporation, including as a director, and be subject to a Standstill Agreement (as defined below) with the Surviving Corporation.

The Offeree's election pursuant to this Section 3.02(d) is referred to hereinafter as the "Response." If issued pursuant to Section 3.02(d)(ii), the Response shall include evidence of the Offeree's ability to fund the Purchase Price, including specifically a financing commitment if the Offeree Group would borrow the necessary funds together with documentation evidencing the escrow of funds (or equivalent security in the form of an irrevocable letter of credit or other comparable instrument) in an amount equal to ten percent (10%) of the Purchase Price as the Earnest Money Deposit to secure the Offeree Group's obligation to pay the Purchase Price to the Offeror Group pursuant to the Response. The Response shall be delivered simultaneously to the Offeror and to the Surviving Corporation by copy to the corporate secretary and to each member of the Board of Directors. If the Offeree fails to deliver the Response within the required 60-day period, the Offeree shall be deemed to have given the Response on the last day of such period, electing under clause (iii) above to resign his positions, including as a director, and be subject to the Standstill Agreement with the Surviving Corporation as provided in Sections 3.02(e) and
(f).

                  (e) Election or Deemed Election Under Section 3.02(d)(iii). If the Offeree makes the election under Section 3.02(d)(iii) or is deemed to have made such election if no Response is delivered by the Offeree within the required 60-day period as provided in Section 3.02(d), a closing will be held on the fifth day following such election or deemed election, as the case may be, at the offices of the Surviving Corporation. At the closing, (i) the Offeree shall deliver his resignation as to all positions in the Surviving Corporation, including as a director, then held by the Offeree, (ii) the Control Arrangements shall terminate, (iii) each member of the Offeree Group shall use his, her or its best efforts to cause each member of the category of directors (G or H) of which the Offeree is a member to



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resign, and (iv) a Standstill Agreement and mutual release as provided in
Section 3.02(f) shall become effective.

                  (f) Standstill Agreement and Mutual Release. The parties hereby agree that, if the election under Section 3.02(d)(iii) is made or is deemed to have been made if no Response is made by the Offeree within the 60-day period as provided in Section 3.02(d), each member of the Offeree Group shall be subject to the following obligations (the "Standstill Agreement"): each such member shall not, and he, she or it shall cause each of his, her or its affiliates not to, directly or indirectly: (a) acquire, offer to acquire or agree to acquire any equity securities of the Surviving Corporation, except by way of stock dividends or other distributions or offerings made available to all stockholders of the Surviving Corporation or pursuant to the exercise of outstanding options, warrants or other rights; (b) make or otherwise participate in any solicitation of proxies or consents, or seek to advise, encourage or influence any person with respect to voting any of the Surviving Corporation's equity securities; (c) initiate or propose any shareholder proposals, or induce any other person to initiate a shareholder proposal; (d) form or cause the formation of any "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (e) otherwise act to control or seek to control the Surviving Corporation; (f) seek the removal of any member of the Board; (g) initiate or propose any tender or exchange offers; or (h) serve as a member of the Board; provided, however, that the foregoing shall not prevent the members of the Offeree Group from effecting routine sales of Surviving Corporation equity securities in transactions for purposes other than those prescribed above. The applicable obligations of the members of the Offeree Group under the Standstill Agreement as provided by this Section 3.02(f) shall cease to apply on the fifth anniversary of the Standstill Agreement or at such earlier time that the Offeree Group holds less than 3% of the Surviving Corporation's issued and outstanding common stock. Each of the parties hereby agrees that, if the Standstill Agreement as provided in this Section 3.02(f) becomes effective, he, she or its shall release all other parties to this Agreement with respect to any and all claims and causes of action arising under or pursuant to or in connection with this Agreement and shall execute a document confirming such mutual release.

                  (g) Adjustment to Offer to Sell or Purchase for Tax Purposes. At the request of the Selling Group, the Purchasing Group agrees to use reasonable efforts to structure the purchase and sale transaction to minimize the income tax liabilities of the Selling Group, notwithstanding the express terms of the Offer to Sell or Purchase; provided that: (i) such structure will not delay the closing under Section 3.02(h); (ii) any transaction costs incurred in such structuring are deducted from the Purchase Price; (iii) such structure will not increase the risks to the Purchasing Group; and (iv) the Selling Group agrees in writing to indemnify, defend and hold the Purchasing Group harmless from any liability on account of such structure.

                  (h) Closing for Purchase Transaction. Closing of the transfer of the Selling Group's Subject Stock Interest pursuant to Section 3.2(d)(i) or
(ii) shall take place as soon as reasonably possible, but not more than 30 days after the delivery of the Response, at the offices of the Surviving Corporation, and on the specific date selected by the Purchasing Group.


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                  (i) Closing Procedure for Purchase Transaction. At the
closing, (i) the Purchasing Group shall pay the Purchase Price to the Selling Group in immediately available funds, (ii) the Selling Group shall deliver the stock certificates representing the Subject Stock Interest to the Purchasing Group, with duly executed stock powers bearing medallion signature guarantees,
(iii) the members of the Selling Group holding positions in the Surviving Corporation shall resign all such positions, including as directors, (iv) the Control Arrangements shall terminate, (v) the Selling Group will use best efforts to cause the category of directors (G or H) of which any member of the Selling Group is a member to resign, and (vi) the parties shall execute and deliver all documents and instruments required under the terms of the Offer to Sell or Purchase.

                  (j) Closing Adjustments. If, at the closing, the Selling Group's Stock Interest in the Surviving Corporation is subject to any lien, claim or encumbrance, the Purchasing Group shall at the reasonable request of the Selling Group cause the Purchase Price (or a portion thereof) to be applied to discharge such lien, claim or encumbrance; provided that (i) such arrangement will not delay the closing; (ii) any transaction costs incurred in such arrangement are deducted from the Purchase Price; (iii) such arrangement will not prevent the acquisition of the Subject Stock Interest by the Purchasing Group free and clear of all liens, claims and encumbrances; and (iv) the Selling Group agrees in writing to indemnify, defend and hold the Purchasing Group harmless from any liability on account of such arrangement.

                  (k) Failure to Close. If the Purchasing Group fails for any reason to close such purchase (a "Breaching Group") by no later than the closing date specified in Section 3.02(h), it shall be liable to the Selling Group for all costs (including without limitation attorneys' fees) incurred by the Selling Group in connection with the proceedings under this Section 3.02. The Selling Group shall be entitled to the Earnest Money Deposit and shall have, in addition to all other rights and remedies, the option, exercisable within 60 days after the closing date specified in Section 3.02(h), to purchase the Breaching Group's Subject Stock Interest in the Surviving Corporation, on the terms and conditions set forth in the Offer to Sell or Purchase and this Section 3.02. If the Selling Group does not elect the option described in the preceding sentence, the Breaching Group shall be required to take the actions specified in Section 3.02(d)(iii). If the Selling Group elects the option to purchase the Subject Stock Interest of the Breaching Stockholder, it shall close the purchase of the Subject Stock Interest as soon as reasonably possible but not more than 30 days after exercise of such option.

                  (l) Other Matters. For all purposes under this Section 3.02, the members of the Norsworthy Group hereby irrevocably appoint Norsworthy to act as the exclusive representative of members of the Norsworthy Group and their Affiliate Transferees on all matters set forth herein. The obligations of the Norsworthy Group under this Agreement are joint and several. In the event that part or all of the Acridge Stock Interest is owned by Affiliate Transferees from Acridge, Acridge will be the exclusive representative of all holders of the Acridge Stock Interest. The obligations of Acridge and his Affiliate Transferees shall be joint and several.

         3.03 STANDSTILL. The Stockholder Parties agree that during any Standstill Period hereunder, they shall not, and they shall cause each of their affiliates not to, directly or indirectly: (a)



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

acquire, offer to acquire or agree to acquire any equity securities of the Surviving Corporation, except by way of stock dividends or other distributions or offerings made available to all stockholders of the Surviving Corporation or pursuant to the exercise of outstanding options, warrants or other rights; (b) make or otherwise participate in any solicitation of proxies or consents, or seek to advise, encourage or influence any person with respect to voting any of the Surviving Corporation's equity securities, except for Acridge and Norsworthy in their respective capacities as members of the Board of Directors on matters approved by the Board; (c) initiate or propose any shareholder proposals, or induce any other person to initiate a shareholder proposal; (d) form or cause the formation of any "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (e) otherwise act to control or seek to control the Surviving Corporation; (f) seek the removal of any member of the Board; or (g) initiate or propose any tender or exchange offers; provided, however, that the foregoing shall not prevent the Stockholder Parties from effecting routine sales of Surviving Corporation equity securities in transactions for purposes other than those prescribed above.

         3.04 INTENT. The parties acknowledge that the subject matter of this
Section 3 is complicated, and agree that it is not possible to foresee or prudent to predict all of the possible Disputed Matters or other factors or circumstances that might arise in the future and affect the provisions of this
Section 3 and the procedures established herein. The parties further acknowledge that the purpose of this Section 3 is to provide a mechanism to deal with Disputed Matters in an efficient and businesslike manner so as not to unduly disrupt or damage the Surviving Corporation or the interests of its stockholders. Accordingly, it is the express intent of the parties that the provisions hereof and the procedures established herein be interpreted and conducted with the overriding interests of the Surviving Corporation and its stockholders in mind at all times; provided that the foregoing shall not affect the implementation of the Deadlock Resolution Proceedings set forth in Section
3.02 hereof.

                                    SECTION 4
                              TERM AND TERMINATION

         4.01 TERM AND TERMINATION. This Agreement shall become effective on the Effective Date, and shall continue in effect until the earlier of (i) an amendment to Section 2.01 of the Merger Agreement; (ii) an amendment to Article III, to Section 2 or Section 5 of Article IV, or to Article IX of the proposed Bylaws of the Surviving Corporation attached as Exhibit B to the Merger Agreement; (iii) the termination of the Merger Agreement in accordance with its terms without consummation of the Merger; (iv) either Acridge or the Norsworthy Group ceases to hold at least 3% of the common stock of the Surviving Corporation (without consideration of any options, warrants or other rights to acquire Capital Stock of the Surviving Corporation or any shares of the capital stock of the Surviving Corporation allocated to either Acridge or Norsworthy under any employee stock ownership plan); (v) the closing of any Deadlock Resolution Proceeding under Section 3 hereof; (vi) the death of Acridge or Norsworthy; or (vii) December 31, 2003. In addition, with respect to any Stockholder Party other than Acridge or Norsworthy who shall cease to own a Stock Interest in the Surviving Corporation (other than pursuant to a transaction in violation of Section 2.03 of this Agreement), this Agreement shall terminate as to such Stockholder Party only at such time as such Stockholder Party ceases to own such Stock Interest. Notwithstanding the termination of this Agreement as provided in this Section

4.01, any Standstill Agreement then in effect as provided in Section 3.02(f) shall continue in effect until it expires in accordance with the terms set forth in Section 3.02(f).

                                    SECTION 5
                         REPRESENTATIONS AND WARRANTIES

         5.01 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER PARTIES. Each Stockholder Party represents to each party hereto: (i) at the date hereof, the Stockholder Party owns the number of shares of stock of Giant or Holly set forth opposite his, her or its name on Schedule I attached hereto and such Stockholder Party has sole power of disposition, sole power of conversion, sole power to demand appraisal rights, and sole power to vote or otherwise agree to all matters set forth in this Agreement, with no limitations, qualifications, or restrictions on such rights, subject to applicable securities laws, the terms of this Agreement and normal rights under trust agreements and pledge agreements which do not circumvent the purpose or intent of this Agreement; (ii) each Stockholder Party has the legal capacity, power, and authority to enter into and perform all of his, her or its obligations under this Agreement; (iii) the execution, delivery and performance of this Agreement by such Stockholder Party do not require the consent of any other person which has not been obtained on the date hereof and will not violate any other agreement to which such Stockholder Party is a party, including, without limitation, any voting agreement, stockholders' agreement or voting trust; and (iv) this Agreement has been duly executed and delivered by such Stockholder Party and constitutes the legal, valid and binding obligation of such Stockholder Party, enforceable against such Stockholder Party in accordance with its terms.

                                    SECTION 6
                               GENERAL PROVISIONS

         6.01     GENERAL

                  (a) Non-Frustration. The parties agree that they shall not take any actions during the term of this Agreement that would have the effect of frustrating or circumventing the purpose and intent of this Agreement; provided, however, that the foregoing shall not prevent the Stockholder Parties from effecting routine sales of Surviving Corporation equity securities in transactions (subject to securities laws restrictions) for purposes other than those prescribed in Section 3.03 and elsewhere in this Agreement.

                  (b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of delivery, if delivered personally or telecopied (and confirmed) during normal business hours, or on the following business day, if sent by overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)      if to the Surviving Corporation, to:

                           Giant Industries, Inc.
                           23733 North Scottsdale Road
                           Scottsdale, Arizona 85255
                           Telecopy No.: (602) 585-8985
                           Attention: Corporate Secretary

                  (ii)     if to Giant, to:

                           23733 North Scottsdale Road
                           Scottsdale, Arizona 85255
                           Telecopy No.: (602) 585-8985
                           Attention: Corporate Secretary

                  (iii)    if to Holly, to:

                           Holly Corporation
                           100 Crescent Court
                           Suite 1600
                           Dallas, Texas 75201-6927
                           Telecopy No.: (214) 871-3578
                           Attention: Lamar Norsworthy

                  (iv)     if to Acridge, to

                           23733 North Scottsdale Road
                           Scottsdale, Arizona  85255
                           Telecopy No.: (602) 585-8894
                           Attention: James E. Acridge

                  (v)      if to the Norsworthy Group, to:

                           100 Crescent Court, Suite 1600
                           Dallas, Texas  75201-6927
                           Telecopy No.: (214) 871-3578
                           Attention: Lamar Norsworthy

Any Affiliate Transferee shall promptly give notice of that person's address for purposes of this Section 6.01(b) to all of the other parties and Affiliate Transferees.

         (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile copies with signatures of the parties to this Agreement, or their duly authorized representatives, shall be legally binding and enforceable. All such facsimile copies are declared to be originals and accordingly admissible in any jurisdiction or tribunal having jurisdiction over any matter relating to this Agreement.

         (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (ii) is not intended to confer upon any person other than the parties any rights or remedies.

         (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         (f) Assignment. Except as otherwise expressly set forth herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         (g) Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court. Each party to this Agreement, including Giant, Holly and the Surviving Corporation, and each Affiliate Transferee shall, so long as that person holds stock of Giant, Holly or the Surviving Corporation, have the right to seek, against any person subject to this Agreement, enforcement of any obligations under the terms of this Agreement. Any party breaching any provision of this Agreement shall be liable to each other party for that party's reasonable attorneys' fees incurred in enforcing the terms of this Agreement against the breaching party.

         (h) Descriptive Headings. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         (i) Amendments and Waivers No amendment of this Agreement shall be effective unless it is in writing and is signed by all parties hereto, and no waiver of any provision of this Agreement or consent to any departure by any party from the terms hereof shall in any event be effective unless in writing and signed by the party or parties against whom such waiver or consent is asserted, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose recited therein.

         (j) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision or provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

         (k) Schedule 13D Filing. The Stockholder Parties will cooperate in the preparation and filing with the Securities and Exchange Commission, the New York Stock Exchange and the American Stock Exchange of a Schedule 13D within ten days following the date of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

                                    Giant Industries, Inc.


                                    By:
                                       --------------------------------------
                                    Name:
                                         ------------------------------------
                                    Title:
                                          -----------------------------------

                                    Holly Corporation


                                    By:
                                       --------------------------------------
                                    Name:
                                         ------------------------------------
                                    Title:
                                          -----------------------------------



                                    -----------------------------------------
                                    James E. Acridge


                                    -----------------------------------------
                                    Lamar Norsworthy

                               -------------------------------------------------
                               Nona Barrett

                               NBN Capital Limited Partnership

                               By:     NBN Assets Management Company, L.L.C.


                               By:
                                       -----------------------------------------
                                       Robert G. McKenzie,
                                       Manager

                               Betty Simmons East Texas Trust

                               By: Brown Brothers Harriman Trust Company of Texas, Trustee


                               By:
                                       -----------------------------------------
                                       Robert G. McKenzie, Executive
                                       Vice President

                               Margaret Simmons East Texas Trust

                               By: Brown Brothers Harriman Trust Company of Texas, Trustee


                               By:
                                       -----------------------------------------
                                       Robert G. McKenzie, Executive
                                       Vice President

                               Suzanne Simmons East Texas Trust

                               By: Brown Brothers Harriman Trust Company of Texas, Trustee


                               By:
                                        ---------------------------------------
                                        Robert G. McKenzie, Executive
                                        Vice President

                               Betty Simmons Nueces County Trust

                               By: Brown Brothers Harriman Trust Company of Texas, Trustee


                               By:
                                        ---------------------------------------
                                        Robert G. McKenzie, Executive Vice
                                        President

                               Margaret Simmons Nueces County
                               Trust

                               By: Brown Brothers Harriman Trust Company of Texas, Trustee


                               By:
                                        ---------------------------------------
                                        Robert G. McKenzie, Executive
                                        Vice President

                               Suzanne Simmons Nueces County Trust

                               By:      Brown Brothers Harriman Trust
                                        Company of Texas, Trustee


                               By:
                                        ---------------------------------------
                                        Robert G. McKenzie, Executive
                                        Vice President

                                   SCHEDULE I

                     SHARES HELD BY THE STOCKHOLDER PARTIES


          Acridge                      Number of Giant Industries Shares Owned
          -------                      ---------------------------------------
James E. Acridge                                       2,315,892



      Norsworthy Group                Number of Holly Corporation Shares Owned
      ----------------                ----------------------------------------
Lamar Norsworthy                                       328,859
Nona Barrett                                           328,132
NBN Capital Limited Partnership                        285,856
Betty Simmons East Texas Trust                         263,242
Margaret Simmons East Texas Trust                      263,242
Suzanne Simmons East Texas Trust                       263,242
Betty Simmons Nueces County Trust                      240,470
Margaret Simmons Neuces County Trust                   240,470
Suzanne Simmons Neuces County Trust                    240,470





                                      I-1